Exhibit 4.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT, dated as of April 13, 2007, amends and modifies a certain Credit Agreement, dated as of September 1, 2006 (the “Credit Agreement”), between OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION (the “Bank”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
     FOR VALUE RECEIVED, the Borrower and the Bank agree that the Credit Agreement is amended as follows.
ARTICLE I — AMENDMENTS TO THE CREDIT AGREEMENT
     1.1 Commitment. The definition of “Commitment” in Section 1.1 is amended to read as follows:
     ”‘Commitment’ means the maximum unpaid principal amount of the Loans which may from time to time be outstanding hereunder, being initially $25,000,000, increased to $50,000,000 on and after effectiveness of the First Amendment hereof, as the same may be reduced from time to time pursuant to Section 4.3, and, as the context may require, the agreement of the Bank to make Loans to the Borrower subject to the terms and conditions of this Agreement up to its Commitment.”
     1.2 Note. A promissory note in the amount of the Commitment, as amended hereby, shall be executed and delivered by the Borrower and shall be and constitute the “Note” for purposes of all references thereto in the Credit Agreement.
     1.3 Construction. All references in the Credit Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.
ARTICLE II — REPRESENTATIONS AND WARRANTIES
     To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
ARTICLE III — CONDITIONS PRECEDENT
     This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

     3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article VI of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.
     3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.
     3.3 Documents and Fees. The Borrower shall have executed and delivered this Amendment and the Note in the form provided by the Bank, and shall have paid the Bank a non-refundable fee of $10,000.
ARTICLE IV — GENERAL
     4.1 Expenses. The Borrower agrees to reimburse the Bank upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by this Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrower hereunder, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment or the issuance of the Note hereunder, which obligations of the Borrower shall survive any termination of the Credit Agreement.
     4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.
     4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
     4.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.
     4.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Delton D. Steele
Delton D. Steele
	Title:	Vice President

OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY
By:	/s/ Kevin G. Moug
Kevin G. Moug
	Title:	Chief Financial Officer

CERTIFICATE
     I, George Koeck, do hereby certify that I am the duly elected Corporate Secretary of OTTER TAIL CORPORATION, a corporation organized and existing under the laws of the State of Minnesota. I certify that at a meeting of the Board of Directors thereof, convened and held in accordance with the law, and the by-laws of said Corporation, the Board of Directors authorized the officers of the Corporation to do the following:
     1. To enter into and execute on behalf of the Corporation a First Amendment to the September 1, 2006 Credit Agreement (“Credit Agreement”) on terms consistent with that Credit Agreement, but increasing the credit limit to $50,000,000, and deliver to U.S. Bank National Association (the “Bank”) the First Amendment between the Corporation and the Bank, and any promissory note or other instrument, document or agreement required by the Bank in connection with such First Amendment.
     2. To borrow from time to time under the Credit Agreement as amended by the First Amendment, to agree to rates of interest and other terms of loans, to repay all amounts so borrowed.
     3. To take such action from time to time on behalf of the Corporation as may be necessary to carry out and perform the obligations of the Corporation under the Credit Agreement as amended by the First Amendment.
     I FURTHER CERTIFY THAT the following persons are the officers so authorized by the Board of Directors and they are presently acting in the capacities set before their respective names:

TITLE	NAME	SIGNATURE

President & CEO	John Erickson	/s/ John Erickson

Executive VP & COO	Lauris N. Molbert	/s/ Lauris N. Molbert

CFO & Treasurer	Kevin G. Moug	/s/ Kevin G. Moug

General Counsel & Corporate Secretary	George Koeck	/s/ George Koeck

     IN WITNESS WHEREOF, I have subscribed my name as Corporate Secretary of this Corporation as of this 13th day of April, 2007.

/s/ George Koeck
George Koeck, Corporate Secretary
OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY

PROMISSORY NOTE

$50,000,000	Minneapolis, Minnesota: April 13, 2007
     FOR VALUE RECEIVED, the undersigned OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of FIFTY MILLION DOLLARS ($50,000,000), or if less, the then aggregate unpaid principal amount of the Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Bank to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 1, 2006 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) between the Borrower and the Bank, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note replaces and supersedes, and may evidence indebtedness formerly evidenced by, a promissory note of the Borrower dated as of September 1, 2006 in the principal amount of $25,000,000. Delivery and acceptance of this Note shall not evidence repayment of such indebtedness.
     This Note is made under and governed by the internal laws of the State of Minnesota.

OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY
By:	/s/ Kevin G. Moug
Kevin G. Moug
	Title:	Chief Financial Officer

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